EXHIBIT 10.1


                   MACHINED VALVE PRODUCTS SUPPLY AGREEMENT

   THIS MACHINED VALVE PRODUCTS SUPPLY AGREEMENT ("Agreement") for the purchase and sale of machined valve products is made this 31st day of October, 1996, by and between MILFORD ACQUISITION, INC., a Michigan corporation ("Milford") and KELSEY-HAYES COMPANY, A Delaware corporation d/b/a Varity Kelsey-Hayes ("Kelsey").

   WHEREAS, Milford desires to manufacture, sell and deliver to Kelsey 100% of Kelsey's requirements of Machined Fluid Valve Products ("Products") as listed on attached Schedule A for use in manufacturing fluid valve bodies; and

   WHEREAS, Kelsey desires to purchase 100% of its requirements of Products from Milford.

   NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Purchase and Sale of Products.

   1.1 During the term of this Agreement and subject to its terms and conditions, Milford shall manufacture, sell and deliver to Kelsey and Kelsey shall purchase and accept from Milford 100% of Kelsey's requirements of Products. This Agreement applies to the current design level of the Products described in Schedule A and any engineering changes made to the Products through Kelsey's normal engineering change request system.

   1.2 This Agreement provides the general terms and conditions applicable to all purchases of Products by Kelsey from Milford and is intended to secure the timely and adequate supply of Products to Kelsey from Milford.

   1.3 In the event that a license is required for Milford to manufacture the Products, and only in such event, during the term of this Agreement, Kelsey shall grant Milford a non-exclusive, royalty free, license under any patents, copyrights, trade secrets or other proprietary rights of Kelsey which are necessary for Milford to manufacture, for sale to Kelsey only, the Products.

2. Term.

   2.1 This Agreement shall be for a term commencing on the date of execution hereof and ending October 31, 2001, unless earlier terminated pursuant to the terms and conditions herein.

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3. Order and Delivery.

   3.1 Except as otherwise attached hereto with respect to the Products, Kelsey shall order all Products being purchased hereunder pursuant to a standard Kelsey purchase order ("Purchase Order"), a copy of which is attached hereto as Schedule B. The form of the Purchase Order may be amended from time to time by Kelsey, in its sole discretion, provided notice of said amendment is given to Milford at least (10) days prior to the effective date of the amendment. Any such amendments to the Purchase Order shall become a part hereof; provided, however, in the event of a conflict between the terms of this Agreement and the Purchase Order, as it may be now or hereafter amended, the terms of this Agreement shall control.
Notwithstanding the above, the terms of the Purchase Order, as it may be amended, shall be construed, to the extent possible, as consistent with the terms and conditions set forth in this Agreement and as cumulative;
provided however, that if such construction is unreasonable, the terms and conditions of this Agreement shall control.

   3.2 The Purchase Order shall include the reasonable terms of delivery and acceptance including the date of order, description of Products, specifications, place of delivery and terms of payment.

   3.3 Milford shall timely deliver Products in accordance with Kelsey's "Release Schedules" provided to Milford in conjunction with the Purchase Orders and shall ship in accordance with Kelsey's shipping instructions; provided normally accepted lead times are given.

   3.4 Subject to the obligations set forth in Section 9.1, Kelsey's obligation to purchase Products from Milford is conditioned on Kelsey's continued use of the Products in manufacturing fluid valve bodies. If the current design of any of the Products becomes obsolete to Kelsey during the term of this Agreement or Kelsey terminates its production of fluid valve bodies, Kelsey will have no further obligation to purchase such Products under this Agreement.

4. Price.

   4.1 All Products shall be sold by Milford to Kelsey at the price as set forth on attached Schedule A, except as modified below.

   4.2. The prices set forth on Schedule A were established using an aluminum baseline price of $1.337 per pound for aluminum extrusion as of June 11, 1996. The aluminum baseline price will be adjusted on November 1, 1996 and quarterly thereafter based upon any changes in the price of extruded aluminum as established on the first day of each quarter. Any adjustment to the aluminum baseline price will cause a corresponding adjustment to the price of the Products (based upon weight and purchased material costs).


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   4.2a The ZWAL valve body was priced at $13.00 per unit in the Milford
Sales Prospectus. The pricing assumed a direct material cost of $6.50 per unit. The pricing from Milford to Kelsey will be adjusted quarterly, beginning November 1, 1996 based on the change in the price of casting (direct material cost), currently sourced from Bone Aluminum. Any change in the direct material cost shall cause a corresponding adjustment to the price of the ZWAL products.

   4.3 Notwithstanding Section 4.2, the price for the Twin Prop shall be $5.75 per unit for the term of this Agreement.

   4.4 Milford and Kelsey agree to jointly pursue cost savings and a competitive price for the Products while maintaining a high quality standard. Milford and Kelsey shall actively pursue development of new technology and improvements to the design of the Products, the method of manufacture (excluding bargaining unit contract modifications), materials, packaging or transportation. Milford shall notify Kelsey of any cost savings which result from such changes and provided Kelsey agrees to such changes, the price of Products will be reduced so that each party shares equally in the cost savings.

   4.5 Kelsey shall be responsible for all increased costs occasioned by changes in the design of the Products requested by Kelsey and the price of the Products will be increased accordingly.

   4.6 Any price adjustments made in accordance with this Section 4 shall be evidenced by the issuance by Kelsey of a Purchase Order Change Notice setting forth the adjusted price for Products, and the date upon which such adjustment becomes effective.

   4.7 Kelsey shall utilize its best efforts to arrange for the purchase of aluminum by Milford through Kelsey's aluminum purchasing program, currently with Reynolds Aluminum, upon the same terms as Kelsey purchases aluminum.

5.  Payment Terms.

   5.1 The terms of payment for Products will be net 30 prox.

6. Quality Commitment.

   6.1 Milford will comply with Kelsey's General Quality Standards for Suppliers (GQS) and have a pro-active quality assurance organization in place which possesses the technical competence and testing equipment necessary to properly control the manufacturing process.

   6.2 The parties acknowledge that the Milford Plant is not currently complying

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with GQS nor does it posses the appropriate testing equipment or adequately apply statistical process control techniques in its operation. Milford will use good faith efforts to promptly improve operations as it relates to these various standards, processes and techniques.

   6.3 Milford will use statistical process control techniques and actively participate in Kelsey's T.O.P.S. and Error-Free Launch Programs.

   6.4 Milford will obtain QS 9000 certification by December 31, 1997. Such certification must be made by a third party certified registrar not affiliated with Milford.

   6.5 Capacity verification forms for each part number supplied must be on file with Kelsey, and the forms must be updated on a yearly basis. All capacity planning volumes (CPV) must be met on a two shift x 9.5 hours x 5 day x 48 week/year standard.

7. Inspection.

   7.1 All Products shall be subject to inspection and if non-conforming may be rejected by Kelsey within a reasonable time after receipt.

   7.2 If Kelsey finds any shortage or excess in quantity of Products or finds any Products to be non-conforming, Kelsey shall immediately advise Milford thereof and the following shall occur:

      a. If non-conforming Products are delivered, Kelsey shall be entitled:
         (i) to charge Milford for storage and handling; (ii) to return the Products to Milford at Milford's expense; or (iii) at Milford's request, to dispose of the Products without liability of Kelsey to Milford. Payment for non-conforming Products by Kelsey shall not constitute an acceptance thereof, limit or impair Kelsey's right to assert any legal or equitable remedy, or relieve Milford from responsibility for latent defects.

      b. If Products are delivered in excess of those set forth in the applicable Purchase Order or Release Schedule, then Kelsey may, at its option, receive only the quantity authorized and return the excess Products to Milford at Milford's sole cost and expense or receive the entire quantity of Products and charge Milford for any additional expenses, losses or costs related thereto, including storage costs. Kelsey shall provide to Milford reasonable documentation to support any such costs and expenses.

      c. If Products are delivered in quantities less than those set forth in the applicable Purchase Order or Release Schedule, then, Milford shall


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         immediately deliver the shortfall in quantity of Products at the time and place designated by Kelsey.

      d. If, as a direct result of a shortfall in quantity or the delivery of non-conforming Products by Milford to Kelsey, Kelsey is unable to meet its contractual or other obligations to its customers, Milford shall be responsible for any and all costs, expenses, penalties or damages which are imposed or assessed against Kelsey by said customer or otherwise.

   7.3 If non-conforming Products are rejected, Kelsey shall promptly notify Milford of such condition and may request that replacement Products be immediately shipped to Kelsey at Milford's expenses. At its option, Kelsey may correct any defects in such Products and charge Milford for all reasonable costs and expenses incurred in correcting such defects. All non-conforming Products not otherwise accepted by Kelsey shall be handled in accordance with Section 7.2a above.

8. Warranties.

   8.1 Milford expressly warrants that all Products sold hereunder shall be free from defects in materials and workmanship; that all Products will be manufactured in accordance with applicable federal, state and local laws, regulations and ordinances; and that the Products will be manufactured in conformity with the specifications of Kelsey for use in the manufacture of fluid valve bodies. The parties acknowledge that Milford shall have no responsibility or liability related to the specifications or design of the Products.

   8.2 Milford shalt reimburse Kelsey for all damages and costs reasonably incurred by Kelsey as a result of Milford's breach of any warranty set forth herein, including: (a) costs incurred as a consequence of returning, disposing of, repairing or replacing any Products which fail to comply with Milford's warranty; (b) damages and costs arising, from claims of personal injury or property damage caused by defective Products.

   8.3 Milford shalt defend, indemnify and hold Kelsey harmless from and against any and all claims howsoever arising, whether sounding in tort contract, warranty, or otherwise, and all reasonable expenses, including without limitation, attorney fees and court costs, arising after the date hereof and resulting from any injury to or death to any person, or any damage to property, caused by defects in Milford's manufacture of the Products delivered hereunder. Milford shall further indemnify and hold Kelsey harmless from the actual withdrawal and recall costs and expenses incurred by Kelsey due directly to defects in Milford's manufacture of Products.

   8.4 Kelsey shall give Milford notice of all claims, including proposed recalls, which will allow Milford to participate in all phases of the investigation and handling of

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such claims or recalls. Milford and Kelsey shall consult with each other on each claim to reach a mutually acceptable decision respecting liability.

9. Volume Commitment.

    9.1 Subject to Section 9.2, Kelsey agrees to purchase from Milford products and services totaling at least Ten Million ($10,000.000) Dollars during the period from November 1, 1996 through October 31, 1997. The purchases to be used to compute the above volume commitment will include the Products as well as any other products and services purchased by Kelsey from Milford during such year whether or not such products and services are of the type and nature contemplated on the date hereof.

    9.2 The above volume commitment (in the case of the purchase of "Products") is based upon the prices of the Products established utilizing the metal baseline price of $1.337 per pound for aluminum extrusion as of June 11, 1996, and the unit price for the Twin Prop of $5.75; the unit price for the ZWAL of $13.00 and the unit price for the EBC5-H of $28.57.

    9.3 To determine whether or not the volume commitment described in Section
9.1 above has been met, the following calculation will be made for each type of Product sold during the year:

    Number of units sold                 the price per unit based
    and shipped during the year    x     upon the prices in Schedule A

    The product of each such calculation will then be added together and combined with the total sales of other products purchased and shipped and services received compared to the volume commitment for the year.

    9.4 In the event that Kelsey fails to make sufficient purchases during the first year of this Agreement, Kelsey shall, within (60) days following the end of such year, pay to Milford twenty-five (25%) percent of any such shortfall. There shall be no volume commitment by Kelsey after the first year of the term of this Agreement as it may be adjusted under Section
9.5.

    9.5 In the event of a strike by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW"), or the Canadian Auto Workers ("CAW") in the Fall of 1996 against Chrysler Corporation, Ford Motor Company, or General Motors Corporation, which substantially affects the sale of Products by Milford to Kelsey, the one (1) year period set forth in Section 9.1 shall be extended for the purpose of determining whether the volume commitment has been met, by the number of business days of the strike. The extension set forth herein shall apply to the determination of the volume commitment only and shall not otherwise extend the term of this Agreement.

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10. Termination.

    10.1 If either party shall become bankrupt or insolvent, or if a receiver or similar official is appointed for all or substantially all of its assets, the other party may terminate this Agreement by giving ten (10) days written notice to such party.

    10.2 Except as provided in Sections 10.3 and 10.4 hereof,in the event that Milford fails to comply with any material term of this Agreement or the terms of the Purchase Orders, Kelsey shall give to Milford specific notice with a thirty (30) day right to cure; thereafter, if Milford fails to cure within the third (30) day period, Kelsey may immediately cancel this Agreement in whole or in part.

    10.3 In the event that Milford fails to meet the quality specifications for the Products as described in Sections 6 and 8 hereof, then upon written notice having been received from Kelsey, Milford shall provide to Kelsey a written proposal giving Kelsey adequate assurance that Milford will eliminate the production of non-conforming Products within a reasonable period of time and will meet all quality specifications for such Products on future deliveries. In the event that Milford fails to deliver to Kelsey an acceptable proposal, within thirty (30) days of notice having been received from Kelsey or subsequently fails to conform to the requirements of its written proposal, then Kelsey may by written notice to Milford, cancel in whole or in part this Agreement or any Purchase Order or part thereof issued pursuant hereto. Notwithstanding the above, no written proposal shall be required under this Section 10.3 unless Milford delivers to Kelsey non-conforming Products in excess of .5% of the total amount of Products delivered in any thirty (30) day period during the term of this Agreement.

    10.4 In the event that in excess of 1.5% of the Products delivered to Kelsey during any thirty (30) day period are not timely delivered, then, upon written notice having been received from Kelsey, Milford shall provide to Kelsey a written proposal giving Kelsey adequate assurance that Milford will eliminate the delinquent deliveries within a reasonable period of time and will meet all future deliveries on a timely basis. In the event that Milford fails to deliver an acceptable proposal, within thirty (30) days of notice having been received from Kelsey, or subsequently fails to conform to the requirements of its written proposal, then Kelsey may, by written notice to Milford, cancel in whole or in part this Agreement or any Purchase Order or part thereof issued pursuant hereto.

11. Force Majeure.

    11.1 If either party hereto is rendered unable, wholly or in part by "force majeure" to carry out its obligations under this Agreement, it is agreed that upon such party's giving written notice and full particulars of such "force majeure" to the other party, then the obligations of the party giving notice, so far as they are affected by such "force majeure," shall be suspended during the continuance of any inability so caused, but for no longer

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period, provided that such cause is, as far as possible, remedied with all reasonable dispatch.

     11.2 The term "force majeure" as employed herein shall mean any cause not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. Such term shall include, but not be limited to: strike, lockout or other industrial disturbance; natural disasters, such as storm, flood, fire, lightning, explosion, or earthquake; war, riots, or insurrection; epidemics or quarantine; and unavailability or delay in delivery of materials, supplies or equipment.

    11.3 Milford will notify Kelsey of each dispute with Milford's work force and each dispute with a supplier that reasonably might affect Milford's ability to manufacture and supply in accordance with this Agreement. Prior to any labor disruption or the expiration of any labor contract, Milford, at its expense, will fabricate and locate in an accessible area a finished inventory of Products at the latest design level in quantities sufficient to fulfill Milford's obligation to Kelsey for a minimum of thirty (30) days after work stoppage.

12. Delivery.

    12.1 Milford acknowledges that it has been informed that Kelsey intends to use the Products purchased from Milford under this Agreement to manufacture certain products which Kelsey is required to deliver to third parties at specified intervals. Kelsey is relying upon Milford to timely deliver the Products in strict compliance with the terms of this Agreement. In view of the foregoing, Milford agrees to comply with all of the provisions hereof regarding the time and quantities for the delivery of the Products to Kelsey and shall be responsible for any failure under Section 7.2d.

    12.2 THE OBLIGATION OF MILFORD TO DELIVER THE PRODUCTS UNDER THE TERMS OF THIS AGREEMENT IS IMPORTANT TO KELSEY AND DISAGREEMENTS WITH RESPECT TO
PRICE ADJUSTMENTS SHALL NOT RELIEVE MILFORD OF THE OBLIGATION TO DELIVER PRODUCTS TO KELSEY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. Milford shall use its best efforts to continue to timely deliver the Products to Kelsey in spite of any failure of the parties to agree upon any price adjustments which may arise hereunder. Milford's sole remedy with regards to all such disputes or disagreements shall be limited to the arbitration procedure as provide in Section 16 hereof.

    12.3 Pending any price adjustment and/or resolution of such price dispute or disagreement, Kelsey shall continue to promptly pay to Milford all amounts due to Milford for Products sold hereunder at the then current price, in accordance with the provisions of Section 4 hereof, subject to adjustment. The difference between the price paid by Kelsey and the adjusted price shall be promptly paid by Kelsey or credited to Kelsey, as the case may be, together with interest at the rate of ten (10%) percent per annum, following a final

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determination of the adjusted price.

13. New Business.

    13.1 Subject to any prior commitments or restrictions binding upon Kelsey, in the event new products of the same basic manufacturing process are required by Kelsey to replace the Products, or for new products, Milford will be considered a preferred third party supplier and be given an opportunity to quote those products in accordance with Kelsey's standard bidding procedures.

    13.2 Subject to the due diligence investigation and approval of Kelsey's supply management and subject to any prior commitments or restrictions binding on Kelsey: (i) Kelsey will designate "Form Flow" and "L & H Die," affiliated companies of Milford, as preferred third party suppliers, and they will be given the opportunity to quote any non-direct sourced cold heading tooling business required by Kelsey in accordance with Kelsey's standard bidding procedures; and (ii) Kelsey will designate "Uniflow," an affiliated company of Milford, as a preferred third party supplier of Kelsey and Uniflow will be given an opportunity to quote any new non-direct sourced cold heading, extrusion and machining business required by Kelsey in accordance with Kelsey's standard bidding procedures.

    13.3 The status of Milford and its affiliates as preferred third party suppliers of Kelsey and the right to bid granted hereunder shall not, nor shall it be construed to, restrict Kelsey from manufacturing any products on its own or give Milford a right of first refusal to manufacture any products.

    13.4 The decision to accept Milford, "Form Flow" or "L & H Die" as a third party supplier of products shall be within the sole and absolute discretion of Kelsey. In choosing a supplier or deciding whether to direct source the supply of any products, Kelsey may consider a number of factors, including but not limited to the ability of any such supplier to meet the price, quality, delivery and other requirements of Kelsey. The past performance of Milford and its affiliates as a supplier to Kelsey may also be considered in any decision to award them future business.

14. Tooling.

    14.1 Kelsey will be responsible, at it sole cost and expense, to purchase any tooling required for the ZWAL and EBC5-H Projects. Such tooling will be the sole and exclusive property of Kelsey. Milford shall be responsible, at its sole cost and expense, to purchase any capital equipment required for the ZWAL and EBC5-H Projects. The cost and scope of the ZWAL and EBC5-H Projects will be mutually agreed upon by the parties.

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15. Management Fee.

   15.1 Kelsey shall, upon execution of this Agreement, pay to Milford a Management Fee of One Million ($1,000,000) Dollars. The Management fee, among other things, is in lieu of a product price increase on current product for the initial contract year.

16. Arbitration.

   16.1 Any dispute between the parties shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in the Detroit metropolitan area and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties acknowledge that time is of the essence in connection with resolving any price adjustment dispute and that the parties will cooperate with each other to promptly arbitrate any such matters. The arbitrator shall award the prevailing party all costs, attorneys' fees and other out of pocket expenses relating to the dispute incurred by such party.

17. Confidentiality.

   17.1 Kelsey and Milford agree to hold as strictly confidential between each other the terms of this Agreement, to make no public disclosure thereof except as required by law; and to limit private disclosure on a need to know basis only to their employees, directors and consultants; provided, however, that Kelsey and Milford further agree that should disclosure of the terms hereof become legally required by court or administrative order the disclosure may be made, but the party so disclosing must give the other party reasonable notice prior to such disclosure.

18. Notice.

    18.1 All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if mailed first class, postage prepaid, registered or certified mail, or via confirmed telefacsimile, if available, as follows:

IF TO MILFORD                     MILFORD ACQUISITION, INC.
                                  401 S. Woodward Ave., Suite 400
                                  Birmingham, Michigan 48009

WITH A COPY TO                    ANTHONY VESPA
                                  Hardy, Lewis and Page
                                  401 S. Woodward Ave., Suite 400
                                  Birmingham, Michigan 48009

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IF TO KELSEY        Kelsey-Hayes Company
                    Tech Center Drive
                    Livonia, Michigan 48150
                    Attention: Director of Supply Management

WITH A COPY TO      Michael F. Golab
                    Butzel Long
                    32270 Telegraph Road, #200
                    Birmingham, Michigan 48025-2457

19. Miscellaneous.

    19.1 This Agreement may not be assigned, either in whole or in part, by either party without the prior written consent of the other party.

    19.2 This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof, and the prior representations, promises or conditions in connection with or in respect to the subject hereof that are not incorporated herein are not binding upon either of the parties.

    19.3 The invalidity, illegality or unenforceability of any one or more of the provisions of this Agreement shall in no way effect or impair the validity, legality or enforceability of the remaining provisions hereof, which shall remain in full force and effect.

    19.4 Although Kelsey and Milford will work together to develop a strong, mutually beneficial relationship, Kelsey and Milford will remain independent contracting parties and this Agreement is not intended, nor shall it create any partnership or joint venture between the parties, nor make either party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either party any authority to assume or to create any obligation on behalf of or in the name of the other party, unless otherwise agreed upon by the parties and specified in any Purchase Orders entered into by the parties.

    19.5 The rights and remedies reserved to the parties in this Agreement shall be cumulative, and additional to all other or further remedies provided in law or equity.

    19.6 This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

    19.7 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.


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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed through their duly authorized representatives.



                  MILFORD ACQUISITION, INC.


                  By:/s/ David S. Marczak
                     --------------------

                  Its:Chief Financial Officer
                      -----------------------




                  KELSEY-HAYES COMPANY


                  By:/s/ Bruce Harvey
                     ----------------

                  Its:VP Operational Audit
                      --------------------



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